CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the combined Proxy Statement/Prospectus constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of our reports dated May 28, 2008, relating to the March 31, 2008 financial statements and financial highlights of the Excelsior Directional Hedge Fund of Funds (TI), LLC and Excelsior Directional Hedge Fund of Funds Master Fund, LLC, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
New York, New York
September 24, 2008